Exhibit 10.1
EIGHTH AMENDMENT TO RESTATED
CREDIT AND SECURITY AGREEMENT
     THIS EIGHTH AMENDMENT TO RESTATED CREDIT AND SECURITY AGREEMENT (the “Eighth Amendment”) by and between EDUCATIONAL DEVELOPMENT CORPORATION, a Delaware corporation, as borrower (the “Company”), and ARVEST BANK, as lender (the “Bank”), is entered into effective as of the 30th day of June, 2006.
     WITNESSETH:
     WHEREAS, pursuant to the Restated Credit and Security Agreement dated as of June 30, 1999, as amended by the First Amendment thereto dated as of June 30, 2000, as further amended by the Second Amendment thereto dated as of June 30, 2001, as further amended by the Third Amendment thereto dated as of June 30, 2002, as further amended by the Fourth Amendment thereto dated as of June 30, 2003, as further amended by the Fifth Amendment thereto dated as of June 30, 2004, as further amended by the Seventh Amendment thereto dated as of September 2, 2005 (collectively the “Restated Credit Agreement”), the Bank extended a Five Million and No/100 Dollars ($5,000,000.00) revolving line of credit (the “Revolving Credit Loan”) to the Company until June 30, 2006, upon the terms and conditions therein set forth, the Revolving Credit Loan being secured by the Collateral defined and described in Section 7.1 of the Restated Credit Agreement and in the Security Agreement more particularly described and defined therein; and
     WHEREAS, the Company has requested the Bank to (i) extend and renew the maximum principal amount of the Revolving Credit Loan ($5,000,000.00) for one (1) additional year until the extended maturity of June 30, 2007, and (ii) issue (through one or more third party issuing correspondent bank(s) as selected by the Bank) from time to time on the account of the Company certain standby and commercial letters of credit and permit loan advances hereunder in order to enable to Company to make certain subordinated secured loans to third party entities in connection with and to facilitate the Company’s acquisition of similar books of business and/or the assets of similarly situated book distributors from time to time; and
     WHEREAS, subject to the terms, provisions and conditions hereinafter set forth, the Bank is willing to so amend and modify the Revolving Credit Loan facility established pursuant to the Restated Credit Agreement in the maximum principal amount of $5,000,000.00 until the extended maturity date of June 30, 2007, to provide for the issuance of standby and commercial letters of credit on behalf of the Company and permit loan advances to enable the Company to make junior secured loans from time to time to third party entities in connection with and to facilitate the Company’s acquisition of similar books of business and/or the assets of similarly situated book distributors from time to time;
     NOW, THEREFORE, for good and valuable consideration and for the extension and amendment of the Restated Credit Agreement, the Company and the Bank hereby agree as follows:
     1. The maturity date of the Revolving Credit Loan shall be extended for one (1) year until June 30, 2007, and Revolving Credit Loan advances shall be evidenced by that certain replacement Revolving Credit Note of even date herewith in the original principal amount of

Five Million and No/100 Dollars ($5,000,000.00) payable to the order of the Bank and bearing interest at a variable annual rate equal from day to day to Prime Rate (as therein defined) minus three-quarters of one percentage point (0.75%). A replacement Revolving Credit Note issued by the Company and payable to the order of the Bank shall be delivered at the closing of this Eighth Amendment (the “Replacement Note”).
     2. Section 2.1 (Revolving Credit Loans) of the Restated Credit Agreement is amended in its entirety to read as follows:
“Revolving Credit Loans. The Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to make loans (‘Revolving Credit Loans”) to the Company from the Closing Date until June 30, 2007, in such amounts as may from time to time be requested by the Company so long as the sum of (i) the aggregate principal amount of all Revolving Loans outstanding and unpaid plus (ii) the aggregate unfunded amount of outstanding and unexpired letters of credit issued hereunder by the Bank or on the Bank’s behalf as a co-applicant with the Company through a third party correspondent issuing bank as selected by the Bank for the account of the Company does not at any time exceed the lesser of the Borrowing Base (hereinafter defined) or $5,000,000.”
     3. A new Section 2.8 (Letters of Credit) is added to the Restated Credit Agreement to read in its entirety as follows:
“2.8 Letters of Credit. Upon Company’s application from time to time by use of Bank’s (or a third party correspondent issuing bank selected by the Bank) standard form Letter of Credit Application Agreement, and subject to the terms and provisions therein and herein set forth, Bank agrees to issue, or obtain the issuance by a third party correspondent issuing bank selected by the Bank, standby or commercial letters of credit on behalf of Company and the Bank, as co-applicants, under the Revolving Credit Loans, provided that (i) no letters of credit will be issued on behalf of or on the account of Company with an expiry date later than June 30, 2007, and (ii) no letter of credit will be issued on behalf of or for the account of Company if at the time of issuance the sum of the outstanding amount of all Revolving Credit Loans as evidenced by the Revolving Note, plus the unfunded amount of issued but unexpired Letters of Credit together with the face amount of the requested letter of credit, would exceed the Borrowing Base then in effect. If any letter of credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be reflected by Bank as an advance on the Revolving Note effective as of the date of the issuing banking institution’s (whether the Bank or a correspondent bank issuing such letter of credit as selected by the Bank) honoring the sight draft. If any letter of credit or letters of credit remain outstanding on June 30, 2007, Bank may, at its option, make a Revolving Credit Loan in an amount equal to the aggregate face amount of such letter(s) of credit to purchase a certificate of deposit to be held by Bank as additional security for the Indebtedness. In consideration of Bank’s agreement to issue standby letters of credit hereunder, Company agrees to pay to Bank letter of credit fees equal to ___percentage points (___%) per annum on the face amount of each letter of credit together with Bank’s standard letter of credit processing fees and including, without limitation, all such charges, commissions and issuance and processing fees assessed by any third party correspondent bank selected by the Bank to issue such applicable letter of credit), which such charges, commissions and fees shall be due and payable at the time of issuance of each applicable letter of credit.
     4. Section 5.10 (Contingent Liabilities; Advances) of the Restated Credit Agreement is amended to modify clause (iv) thereof to read as follows:
“(iv) loan, agree to loan or advance money to any Person in an aggregate amount of $25,000 or more at any time; provided, however, this clause (iv) shall not preclude Company from advancing junior secured loans to third party entities in order to facilitate the Company’s acquisition of certain books of business or assets of similarly situated book distributors;”.
     5. The remaining terms, provisions and conditions set forth in the Restated Credit Agreement shall remain in full force and effect for all purposes. The Company restates, confirms and ratifies the warranties, covenants and representations set forth therein and further represents to the Bank that no defaults or Events of Default exist under the Restated Credit Agreement as of the date hereof. The Company further confirms, ratifies, continues, grants and re-grants to and in favor of the Bank, as secured party, a continuous and continuing first and prior security interest in all of the items and types of Collateral more particularly described in Section 7.1 of the Restated Credit Agreement and in Section 2 of the Security Agreement described therein without any interruption thereof, as security and collateral for the $5,000,000.00 Replacement Note, as the same may be extended, renewed, rearranged, substituted, exchanged, replaced, consolidated or otherwise modified from time to time, all of which such terms and provisions are incorporated herein by reference with the same force and effect as if set forth and restated herein verbatim.
     6. The Company represents and warrants to the Bank that it is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and that the Company is duly licensed, qualified and in good standing under the laws of the State of Oklahoma as a foreign corporation. The Company will not change the jurisdiction or state of its incorporation or otherwise re-incorporate without prior notification thereof to the Bank, including authorization to the Bank to file amended or supplemental financing statements and execution by the Company of such supplemental or amended security agreements and/or financing statements as deemed appropriate by the Bank.
     7. The Company agrees to pay the Bank’s legal fees incurred in connection with the negotiation, preparation and closing of this Eighth Amendment.

     IN WITNESS WHEREOF, this Eighth Amendment is executed and delivered to the Bank in Tulsa, Oklahoma, by the undersigned duly authorized corporate officer of the Company, which officer has full power and authority to do so on behalf and in the name of the Company by virtue of all necessary corporate action of the Board of Directors of the Company, effective as of the 30th day of June, 2006.

EDUCATIONAL DEVELOPMENT
CORPORATION

By
Randall White
President

“Company”

ARVEST BANK

By
Dennis Colvard
Senior Vice President

“Bank”